Exhibit 10.1

TRANSITION, SEPARATION AND RELEASE AGREEMENT
This Transition, Separation and Release Agreement (“Agreement”) is entered into by and between ION Geophysical Corporation and its affiliated companies (collectively, the “Company”) and Steven Bate (“Employee”) as of the date upon which both Employee and the Company have executed this Agreement (“Effective Date”). Employee and the Company will be referred to as “Party” in the singular and “Parties” in the plural.
WHEREAS, the Company and Employee previously entered into an Employment Agreement effective November 13, 2014 (the “Employment Agreement”). The Employment Agreement requires from Employee certain restrictions both during and post-employment and the restrictions within the Employment Agreement are not modified, satisfied or otherwise changed by this Agreement;
WHEREAS, the Employment Agreement provides, among other terms, for severance payments (for twenty-four months) and continued health benefits (for eighteen months) to Employee if the Company terminates Employee for a reason other than Cause (as that term is defined in the Employment Agreement) and if Employee executes a waiver and release agreement, and the Employment Agreement remains in full force and effect, except as modified or satisfied by this Agreement;
WHEREAS, the Company and Employee are parties to a December 1, 2018 Restricted Stock Agreement (“RSA”), under which Employee received a grant of 89,430 shares of Restricted Stock (as defined in the RSA), which remains in full force and effect except as modified by this Agreement;
WHEREAS, the RSA provides that any unvested Restricted Stock which cannot vest, including as a result of Employee no longer being an employee, director, or consultant with the Company, will be forfeited and surrendered to the Company by Employee;
WHEREAS, the Company and Employee are parties to certain Stock Option Award Agreements (the “Option Agreements”), under which Employee received one or more grants of stock options related to the Company’s common stock, which remain in full force and effect except as modified by this Agreement;
WHEREAS, the Company and Employee are parties to certain Stock Appreciation Rights Agreements (the “SAR Agreements”), under which Employee received one or more grants of stock appreciation rights related to the Company’s common stock;
WHEREAS, the Company and Employee have agreed Employee will separate from employment with the Company on June 30, 2020, unless the Company, in its sole discretion, terminates Employee’s employment for Cause prior to June 30, 2020 (as further described in Section 2.6 of this Agreement) (“Separation Date”) , and Employee has agreed to continue to be employed by the Company between the Effective Date and Separation Date in an advisory role to the Company’s Chief Executive Officer, to transition his current duties and perform other such duties as requested by the Company , subject to the terms and conditions of this Agreement ; and
WHEREAS, contingent upon Employee’s compliance with all terms of this Agreement, including Employee Obligations (defined below), and provided that Employee remains employed (and neither voluntarily resigns nor is terminated for Cause (as that term is defined in the Employment Agreement) through the Separation Date, the Company has agreed to: (i) continue Employee’s employment in an advisory role to the Company’s Chief Executive Officer through the Separation Date; (ii) accelerate the time vesting requirements and waive the performance measurements associated with certain Restricted Stock previously granted to Employee (as further described in Section 2.3), pursuant to the terms of the RSA and this Agreement (“Accelerated Vesting”); (iii) pay for accrued but unused vacation time as of the Separation Date, as provided in the Company’s personal time off guidelines; (iv) provide Employee’s continued base salary at its current rate and continued health and life insurance benefits as currently elected and provided and periodically updated year-to-year, through January 31, 2020; (v) provide Employee a pro-rata portion based upon an annual base salary in the amount of $240,000, less applicable withholdings, for the time period of February 1, 2020,

Exhibit 10.1

through the Separation Date; (iv) provide Severance Payments totaling $750,000.00, less applicable taxes and withholdings, payable as follows: (a) one lump sum payment in the amount of $187,500, less applicable withholdings, payable on January 3, 2021, and (b) the remaining $562,500 payable in equal bi- weekly installments pursuant to the Company’s normal payroll procedures commencing on January 17, 2021; (vii) provide the Employee’s target 2019 annual incentive award in the amount of $281,250, less applicable withholdings, payable as the incentive awards are paid to other Company employees (but no later than February 29, 2020); and (viii) provide additional separation benefits in the form of continued health and life insurance benefits for twenty-four months after the Separation Date, as further described in Section 2.3, below. Employee is only eligible to receive the amounts, benefits, including the Annual Incentive Payment, Severance Payment, Accelerated Vesting, Continued Vesting, and Continued Health Benefits as stated in this Agreement, which Employee acknowledges and agrees are good, valuable, and sufficient consideration to support his obligations contained in this Agreement, if Employee executes and does not timely revoke this Agreement and Supplemental Release and complies with all of the Employee Obligations (defined below) and all terms contained in this Agreement and the RSA.
AGREEMENT TERMS
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Company and Employee, intending to be legally bound, hereby incorporate the recitals above herein as terms of this Agreement and agree as follows:

1.	Definitions. The following terms shall have the stated meaning, whenever used in this Agreement:

1.1.“Cause” shall have the same definition as is provided in the Employment Agreement.

1.2.“Confidential Information” means any materials or information (whether in written, printed, graphic, video, audio, oral, electronically stored, disk or other format) which (i) is not generally known to the public or within the industry; (ii) was acquired or learned by Employee as a result of and during Employee’s employment relationship with the Company; and (iii) relates to the business of the Company or its customers, including (a) Confidential Information as defined in the Employment Agreement; (b) existing and planned methods of operation, marketing activities, business expansion or divestiture plans; (c) customer lists, the identities of key personnel and the requirements of the Company’s customers; (d) supply contracts or arrangements; (e) the identities, special skills and compensation arrangements of key employees of the Company; (f) details pertaining to the performance, behavior or actions of employees in the Company that were obtained through confidential or privileged means (including, but not limited to, performance reviews, investigations, or other mediums) as a result of Employee’s positions with the Company; (g) business plans and strategies, financial and pricing models, analyses and evaluation methods used by Company and all results thereof; (h) financing arrangements; (i) any other non-public information relating to the business and affairs of the Company; and (j) information or materials developed or acquired by Employee, alone or in concert with others, along with drafts, works-in-process, duplicates or reproductions of such information and materials.

1.3.“Employee Obligations” means Employee’s obligations under (i) this Agreement, including the Release (defined below), the veracity of all representations made by Employee in this Agreement, and Employee’s transition of duties and not resigning or being terminated for Cause before the Separation Date and the Restrictive Covenants described in Section 6, (ii) the Supplemental Release Agreement (execution of which on or after the Separation Date, and before the tenth day thereafter is also an Employee Obligation), (iii) the Employment Agreement, (iv) the RSA and Option Agreement (defined below), (v) the Company’s policies and guidelines (“Company Policies”), and (vi) any other obligations applicable to Employee for the benefit of the Company, including Employee’s fiduciary duties, protection of the Company trade secrets, non-disclosure, non-disparagement, and non-solicitation, non-hire, unfair competition, or non-competition provisions, duties, or obligations, under any applicable law or under any agreement between Employee and any member of the Company .

1.4.“Option Agreements” means the Grant Agreement for Non-Statutory Stock Option agreements entered into between the Company and Employee, under which Employee was granted the opportunity to

Exhibit 10.1

exercise certain options of the Company common stock under Grant Nos. G1525 (06/01/2013), G1526 (06/01/2013), G1542 (12/01/2013), G1965 (03/01/2014), 2128 (12/01/2014), 2133 (03/01/2015), and 2191 (03/01/2016), and pursuant to which there remains options outstanding that have not yet been exercised as of the Effective Date as referenced above.

1.5.“Person” means any individual, partnership, firm, corporation, institution, limited liability company or any other legal entity or other person.

1.6. “Plan” means the Company’s Amended and Restated 2013 Long Term Incentive Plan (as amended and restated, and including any successor incentive equity plan of the Company). This Agreement is subject to all provisions of the Plan and of each RSA as well as each Option Agreement.

1.7.“Release” means the terms of Section 4 of this Agreement.

1.8. “RSA” means the December 1, 2018 Restricted Stock Agreement by and between the Company, on the one hand, and Employee, on the other hand, under which Employee received a grant of 89,430 shares of Restricted Stock (as defined in the RSA), none of which have vested, and none of which have yet had their transfer and forfeiture restrictions lapse as of the Effective Date as referenced above. For the avoidance of doubt, Employee has no other shares of restricted stock in the Company, other than such 89,430 shares.

1.9.“SAR Agreements” means the Stock Appreciation Rights Agreements entered into between the Company and Employee, under which Employee was granted the opportunity to benefit from the appreciation in the Company’s stock under Grant Nos. 2211 (03/01/2016) and 2358 (12/01/2018), and pursuant to which there remain stock appreciation rights outstanding that have not yet vested (with respect to Grant 2358, the same relating to 95,435 shares of stock in the Company), and stock appreciation rights which have vested but not yet been exercised (with respect to Grant 2211, the same relating to 50,000 shares of stock in the Company), as of the Effective Date as referenced above. For the avoidance of doubt, the unvested stock appreciation rights as to 95,435 shares under Grant 2358, and the vested but unexercised stock appreciation rights as to 50,000 shares under Grant 2211, are the only stock appreciation rights that employee has.

1.10.“Supplemental Release Agreement” means the terms of Exhibit A to this Agreement, to be signed on or after the Separation Date.

1.11.Interpretation of “Including/Or/Law.” Unless expressed otherwise in this Agreement, the term “including” means “including without limitation,” the use of the word “or” is not exclusive, and the term “law” includes any (i) law of any jurisdiction (federal, state, local or other jurisdiction), (ii) statutory or common law, or (iii) applicable regulations or other legal obligations.

2.
Separation Benefits and Satisfaction of all Company Obligations. Subject to and conditioned upon Employee’s compliance with all of the Employee Obligations, and all terms of this Agreement, including Employee’s return to the Company of this executed Agreement and the expiration of the revocation period set forth below, the Company will provide the following benefits to Employee. Employee understands he has no right to the consideration in this Section 2 without full compliance with all of the Employee Obligations and the other terms of this Agreement.

2.1. Severance Payments. In satisfaction of any obligations the Company may have under the Employment Agreement, the Company will pay Employee an amount equal to twenty-four (24) months of Employee’s annual base salary as of the Effective Date (a total aggregate amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00)), less applicable withholdings and standard deductions (“Severance Payments”), which, except as provided for in this Section 2.1, shall be paid out over the twenty-four (24) month period from the Separation Date in equal installments consistent with the Company’s normal bi-weekly payroll practices. In order to comply with Section 409A of the Code, the first Severance Payment

Exhibit 10.1

(equal to 6 months or one quarter of the total Severance Payments) will be accumulated by the Company and paid to Employee in one lump sum payment in the amount of $187,500, less applicable withholdings, on the 181st day that immediately follows the Separation Date (and if such 181st day is a non-business day, then the next business day). The remaining $562,500 of the Severance Payments will be payable in equal bi- weekly installments over the remaining eighteen (18) month period pursuant to the Company’s normal payroll procedures commencing on January 17, 2021. Subject to Employee’s continued compliance with all of the Employee Obligations, such payments will continue to be made in accordance with the Company’s normal payroll schedule until the total amount of $750,000.00, less applicable withholdings and standard deductions, has been paid. The Severance Payments will be taxed and subject to usual and customary withholdings and in accordance with applicable federal, state and local tax laws and procedures. Each Severance Payment shall be made by direct deposit consistent with Employee’s current payroll instruction, unless otherwise directed by Employee in accordance with the Company’s policies.

2.2.Continued Vesting of SARS and Stock Options Through Separation Date; Forfeiture of Unvested SARs; Future Exercise. The Company, conditioned upon Employee’s continued compliance with all terms of this Agreement, including the Employee Obligations, and further conditioned upon Employee remaining employed with the Company and neither voluntarily resigning or being terminated for Cause prior to the Separation Date, will allow (i) the continued vesting of Employee’s unvested stock options (Grant No. 2191) and unvested stock appreciation rights (Grant No. 2358) through the Separation Date (the “Continued Vesting”), and (ii) a continued right to exercise Employee’s vested stock options and vested SARs through the dates designated below. The Continued Vesting provides the opportunity that Employee’s unvested stock options and certain, but not all, of Employee’s unvested stock appreciation rights may (or may not) continue to vest pursuant to all of their applicable terms and pursuant to the terms of this Agreement, through the Separation Date. Employee acknowledges and agrees that pursuant to the SAR Agreement (Grant No. 2358) entered into between Employee and the Company, that employee is waiving any future SARS vesting following the Separation Date (meaning that any SARS that have not vested as of the Separation Date shall never vest). Subject to the first sentence of this Section 2.2, (i) the last date that Employee may exercise his vested, outstanding SARS under the March 1, 2016 award (Grant No. 2211) shall be December 31, 2020; (ii) the last date that Employee may exercise any vested SARS under the December 1, 2018 award (Grant No. 2358) shall be December 31, 2020 (and Employee can only do so if, and only if, they vest prior to the Separation Date, upon which all unvested SARS shall be forfeited); and (iii) the last date that Employee may exercise his outstanding stock options (which are his only stock options) shall be as set forth below. For convenience, the grant date and strike price of the outstanding stock options (which are the only stock options) are also set forth below.

a.	8,333 options, strike price $95.85, granted June 1, 2013, expire December 27, 2020.

b.	2,333 options, strike price $57.90, granted on December 1, 2013, expire December 27, 2020.

c.	3,333 options, strike price $61.05, granted on March 1, 2014, expire December 27, 2020.

d.	4,000 options, strike price $37.05, granted on December 1, 2014, expire September 30, 2020.

e.	5,898 options, strike price $34.20, granted on March 1, 2015, expire September 30, 2020.

f.	50,000 options, strike price $3.10 granted on March 1, 2016*, expire September 30, 2020.

* 37,500 options are vested as of the date of this Agreement; the remaining 12,500 options are, subject to the first sentence of this Section 2.2, scheduled to vest on March 1, 2020.

2.3.Accelerated Vesting of Restricted Stock Shares. The Company, conditioned upon Employee’s continued compliance with all terms of this Agreement, including the Employee Obligations and further conditioned upon Employee remaining employed with the Company and neither voluntarily resigning or being terminated for Cause prior to the Separation Date, will cause the 89,430 shares of restricted common stock subject to the RSA to become fully vested within twenty-one (21) days of the Separation Date.

Exhibit 10.1

2.4.Continued Benefits. The Company, conditioned upon Employee’s continued compliance with all of the Employee Obligations, will provide Employee to with company- provided health and life insurance benefits as if Employee’s employment continued with the Company during the period between his Separation Date and the earlier of (i) the second anniversary of the Separation Date, or (ii) the date Employee becomes eligible for comparable group health and/or life insurance coverage from another source (the “Coverage Period”). As a condition to receiving such coverage, Employee shall be required to timely pay the amount of premium contributions to the Company to receive such coverage as if his employment continued during the Coverage Period (including any changes to the premium levels resulting from potential changes to the cost of coverage between calendar years). Employee shall pay monthly premiums to receive continued health and life insurance benefits in the manner designated by the Company, which may including making direct payments to the Company’s COBRA vendor or making direct payments to the Company via ACH/electronic payment. Provided Employee has made all required premium payments during the Coverage Period, at the end of the Coverage Period the Company shall treat Employee and his qualifying beneficiaries as eligible to receive COBRA benefits under the Company’s group health plan and shall permit Employee and his qualifying beneficiaries to enroll in continuation coverage under COBRA as permitted by applicable law. At that time the Company or its COBRA vendor will provide COBRA enrollment materials to Employee and his qualified beneficiaries and shall communicate to Employee the amount of the required COBRA premiums to obtain such COBRA continuation coverage. Employee agrees that if Employee does not timely elect COBRA continuation coverage with the Company’s COBRA vendor, or does not timely submit the required COBRA premiums to the COBRA vendor on an ongoing monthly basis, Employee will forfeit his entitlement to receive COBRA continuation coverage. Employee understands and agrees he must notify the Company immediately should he secure comparable health benefit coverage from another source . Employee will be solely responsible for the cost of COBRA continuation coverage, if any, following the expiration of twenty-four months after the Separation Date. The Company has made no additional representations to Employee, and Employee acknowledges he has not relied on any representations from the Company, regarding Employee’s COBRA eligibility, reporting requirements, or payment requirements, except as otherwise required by law.

2.5.Annual Incentive Payment. If not terminated for Cause and if Employee does not voluntarily resign prior to the Separation Date, the Company will pay Employee, in a cash lump sum, Employee’s 2019 annual bonus target, which amount shall be equal to $281,250, pursuant to Company’s annual incentive plan for 2019, to be paid on a regularly scheduled payroll date that is on or about the same date that 2019 annual incentive awards are paid to other employees, but no later than February 29, 2020 . This Annual Incentive Payment will be taxed and subject to usual and customary withholdings and in accordance with applicable federal, state and local tax laws and procedures, resulting in Employee’s receiving less than the gross amount. Employee understands that after the Separation Date, he will no longer be eligible to participate in any other bonus or incentive plans offered by the Company and no amounts or other benefits will be paid or provided for any such potential bonuses or incentives, except as provided in this Section 2.5.

2.6. 2019 Salary, Transition Services Agreement and Separation Date. Employee agrees that during the remaining period of Employee’s employment prior to and including the Separation Date, Employee shall continue to abide by all of the Employee Obligations, and to assist with the transition of Employee’s duties or other duties as reasonably requested by the Company. Such transition of services shall continue until the Separation Date. In return for compliance with all of the promises made by Employee in this Agreement, Employee shall continue to receive a pro-rata salary annualized in the amount of $240,000 per year, less applicable withholdings, in accordance with the Company’s bi-weekly payroll practices and health benefits as currently provided through the Separation Date. However, in the event the Company terminates Employee for Cause at any time prior to the Separation Date, or in the event Employee resigns for any reason other than Good Reason, the Company shall have no obligation to make continued salary payments or provide continued health benefits to Employee, the Company shall not be obligated to pay Employee the 2019 Annual Incentive Payment, and Employee shall forfeit eligibility for Continued Health Benefits as described in Section 2.4 and also forfeit the opportunity for Continued Vesting, Accelerated Vesting, and forfeit all other consideration provided in this Agreement.

Exhibit 10.1

2.7.Strict Compliance with Terms. Strict compliance with, and satisfaction of, the Employee Obligations by Employee is a specific condition for all benefits provided to Employee under this Agreement, with such compliance and satisfaction to be determined by the Company in its reasonable discretion. Violating any of the Employee Obligations at any time, shall be a breach of this Agreement and result in the forfeiture and surrender of continued salary during the transition period, Annual Incentive Payment, Severance Payment, Accelerated Vesting, Continued Vesting, and Continued Health Benefits. Employee acknowledges that the consideration provided in this Agreement satisfies all obligations, whether contractual or otherwise, of the Company, if any; and (ii) Employee is owed no amounts upon or because of his Separation Date pursuant to the Employment Agreement, the RSA, Option Agreements, SAR Agreements, or any other agreement or obligation between Employee and the Company.

3.	Other Separation Information.

3.1.Final Paycheck. Employee acknowledges that in connection with the benefits provided in this Agreement, Employee will also receive within the time period required by law, or the next regularly scheduled pay period following the Separation Date, whichever is sooner, a final paycheck (“Final Paycheck”), which includes Employee’s regular salary through the Separation Date. Any claims regarding inaccuracies in the amount of the Final Paycheck must be raised before the end of the Revocation Period provided for in the Supplemental Release (defined below). Nothing in this Section 3.1 is intended to limit Employee’s right to receive the Severance Payments described in Section 2.1 above

3.2.Vacation. The Company will pay Employee the value of Employee’s accrued but unused vacation as of Employee’s Separation Date, as determined and calculated by the Company. This amount shall be paid out in one lump sum concurrently with the paycheck that immediately follows Employee’s Separation Date. This payment amount will be taxed and subject to usual and customary withholdings and in accordance with applicable federal, state and local tax laws and procedures.

3.3.Expense Reimbursements. Employee also understands that if he has any business expenses that he has incurred prior to the Separation Date for which he has not submitted for reimbursement, he must submit the request for reimbursement, along with all necessary backup documentation, to the Company within thirty (30) days following the Separation Date, in order to obtain reimbursement. All timely submitted reimbursement requests made in accordance with Company Policies will be paid by the Company within thirty (30) days from the Separation Date.

3.4. 401(k) Plan. If Employee is a participant in the Company’s 401(k) plan, Employee understands that Employee’s salary redirection contributions may only continue through the Separation Date. Employee will be sent additional information regarding his plan and the options available.

3.5.Amounts Owed by Employee to the Company. Any amounts that Employee may owe the Company, including amounts to repay the Company per Company policy or guideline (for example, tuition reimbursement, relocation expense, IT training, and similar expenses), may be deducted by the Company from, or offset against, any amount the Company owes Employee under this Agreement or otherwise owing by the Company.

4.	Release and Covenant not to Sue.

4.1.Except with respect to rights to payments and benefits Employee has with respect to, and under, this Agreement, Employee, on behalf of Employee and Employee’s heirs and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and its present and former affiliates, agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries and benefit plans, and any successors and assigns of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees, and all liabilities whatsoever, whether known or unknown, fixed or contingent, which Employee has, had, or may have against Releasees relating to or arising out of Employee’s

Exhibit 10.1

employment or separation from employment with the Company, or any other matter that arises through the date that this Agreement is executed by Employee, including claims arising out of any contract between Employee and the Company or the Company (“Released Claims”). Employee agrees not to file a lawsuit to assert any such Released Claims and Employee agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative claim or lawsuit filed by any person or entity or governmental agency for a Released Claim, other than any award or relief under any Securities and Exchange Commission (“SEC”) program.

4.2.Employee understands that included in the Released Claims, to the extent permitted by applicable law, are claims at law or equity or sounding in contract (express or implied) or tort, claims (including claims for monetary damages or other injuries) arising under any federal, state, or local laws of any jurisdiction, including laws that prohibit age, sex, race, national origin, color, disability, religion, veteran or any other form of discrimination, harassment, or retaliation (including the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, or the Rehabilitation Act), under the Family and Medical Leave Act, the Employee Retirement Income Security Act, or any other claim under any state or federal or other applicable law related to Employee’s employment with or termination from any member of the Company, or any other matter arising between Employee and the Company through the date that this Agreement is executed by Employee.

4.3.The Released Claims include any claims against the Company relating to any promise or agreement or policy or offer with the Company, including the Employment Agreement, RSA, Option Agreements, Stock Appreciation Rights Agreements, and any alleged entitlement to any form of compensation or benefit, including payment of severance (or other amounts caused by termination of employment, good reason termination or constructive termination), unused personal time off, annual or periodic incentives, bonuses, severance payments, reimbursements, benefits, restricted stock awards, restricted stock units (including all unvested stock as of the Effective Date within the RSA), stock options, stock appreciation rights, and any other financial recovery against the Company or any Releasees. (For the avoidance of doubt, the released Claims expressly exclude any claim, by Employee, of a breach of this Agreement by Employer). Further, the terms and provisions of this Agreement shall, to the extent permitted by applicable law, extend and apply to all unknown, unsuspected or unanticipated injuries or damages, claims arising out of any legal restrictions on the Company’s right to terminate its employees, including any claims based on any violation of public policy or retaliation, or claims regarding any restrictions, scope or the Company’s right to fully enforce any of Employee’s Employee Obligations.

4.4.Nothing in this Agreement shall be construed as an attempt to waive any right or claim which: is not waivable as a matter of law, involves the consideration provided under this Agreement, arises after the date this Agreement is executed by Employee, involves any legal indemnification rights (if any exist) of Employee for acts or omissions occurring prior to the Effective Date, involves unemployment compensation benefits if Employee is otherwise qualified for such benefits under applicable law, involves any pending workers’ compensation claim (however, Employee represents and acknowledges that he or she has no unfiled workers’ compensation claim or unreported injury), or involves any rights to payments or benefits Employee has pursuant to, and under, this Agreement.

4.5.Release of Age Discrimination Claims. Employee acknowledges the following:

4.5.1.This Agreement is written in a manner calculated to be understood by Employee, and Employee in fact understands the terms, conditions and effect of this Agreement.

4.5.2.This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act.

4.5.3.Employee does not waive rights or claims that may arise after the date this Agreement is executed by Employee.

Exhibit 10.1

4.5.4.Employee is waiving rights or claims in exchange for consideration which is in addition to anything of value to which Employee is already entitled.

4.5.5.Employee is advised to consult with an attorney prior to executing the Agreement.

4.5.6.Employee has twenty-one (21) days in which to consider this Agreement before accepting, but need not take that long if Employee does not wish to. Employee acknowledges that any decision to execute this Agreement before the twenty-one (21) days have expired was done so voluntarily, and not because of any fraud or coercion or improper conduct by the Company.

4.5.7.This Agreement allows a period of seven (7) calendar days following execution of the Agreement during which Employee may revoke this Agreement (“Revocation Period”). If revoked, (i) this Agreement will be revoked in full and void ab initio, as if it had never been entered into; (ii) any opportunity to receive the consideration and benefits provided under this Agreement shall terminate and be forfeited; and (iii) any Employee obligations of Employee under the Employment Agreement is unaffected and remain in full force and effect.

4.5.8.Employee fully understands all of the terms of this Agreement and knowingly and voluntarily enters into this Agreement.

4.5.9.Employee has been given this Agreement to consider on January 3, 2020 and any notice of acceptance or revocation must be made by Employee as specified in the Notices Section below on or before January 24, 2020, which is at least twenty-one (21) days after this Agreement was provided to Employee.

4.6.Supplemental Release. As additional consideration for the performance of the obligations of the Company under this Agreement, Employee agrees, on or within ten days of the Separation Date, to execute the Supplemental Release attached to this Agreement as “Exhibit A,” discharging the Company from any and all claims, liabilities, demands, and causes of action arising on or after the date this Agreement is executed by Employee, excluding claims arising pursuant to this Agreement. Employee’s execution and non-revocation of the Supplemental Release is a condition to Employee receiving the payments, benefits, and Continued Vesting as stated in this Agreement.

4.7.Protected Agency Disclosures/Participation. Employee understands and agrees that nothing in this Agreement shall be construed to prohibit Employee from making disclosures to, filing a charge or complaint with, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the SEC or any other federal, state or local governmental agency or commission. This Agreement does not impose any condition precedent (such as prior notice to the Company), any penalty, or any other restriction or limitation adversely affecting Employee’s rights regarding any governmental agency disclosure, report, claim or investigation. Further, Employee may disclose his wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages or other personal relief in any charge, complaint, or lawsuit that Employee has filed or might file or which might be filed on Employee’s behalf. The Company and Employee further understand and agree that nothing in this Agreement limits Employee’s right to receive an award for information provided to the SEC or under any of its programs.

4.8.No Admission. Employee understands and agrees that this Agreement shall not in any way be construed as an admission by any of the Releasees or by Employee of any unlawful or wrongful acts whatsoever against the other, or any other Person, and Employee specifically disclaims any liability to or wrongful acts against any of the Releasees, or any other Person, including those relating to or involving, directly or indirectly, Employee’s employment by the Company.

Exhibit 10.1

Employee acknowledges that Employee has read this Section 4 carefully.

5.	Confidential Information.

5.1.Employee Acknowledgment. Employee acknowledges past and continuing receipt of Confidential Information of the Company during Employee’s employment with the Company, as well as receipt of and benefit from the Company’s goodwill with customers and other business relationships during his employment with the Company. Employee agrees and represents that he has not, and will not misappropriate, and has not, and will not, without the prior express written consent of an officer of the Company, use, disclose or otherwise make available any Confidential Information of the Company to any Person at any time before or after the Separation Date, except as allowed under the “Protected Agency Disclosures/Participation” Section above or the “Protected Disclosures” Section below.

5.2.Return of the Company Property. Employee will return to the Company on or before the Separation Date all property (including property purchased or paid for by the Company in Employee’s possession, custody or control, but excluding the Company iPad and cell phone which are currently in Employee’s possession) which belongs to the Company, including any keys, access cards, and any Company records, files, data, and documents (whether on a work or personal computer, in electronic format or otherwise, and whether confidential in nature or not). Employee has reported to the Company any passwords for Employee’s computer or other access codes for anything associated with Employee’s employment with the Company. Employee represents he will not, and that he has not deleted, modified or altered any property, prior to its return to the Company.

5.3.Confidentiality of Agreement. Employee further agrees not to disclose any of the terms or provisions of this Agreement to any other Person other than to the extent (i) reasonably required to be disclosed to a Person with a legitimate reason to obtain such information for Employee’s personal financial, tax, legal or estate planning or (ii) required to be disclosed pursuant to applicable law, including securities laws, or (iii) as addressed under the “Protected Agency Disclosures/Participation” Section above or the “Protected Disclosures” Section below.

5.4.Cooperation and Assistance. For a period of twelve (12) months following the Separation Date, Employee agrees to make himself reasonably available to the Company to respond to requests by the Company for information relating to Employee’s job duties with the Company which may be within Employee’s knowledge. Further, Employee agrees to provide truthful testimony and information and to otherwise reasonably cooperate with the Company in connection with any and all existing or future claims, litigation or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors, fiduciaries, or Employees, whether administrative, civil or criminal in nature, with respect to such matters as were within Employee’s knowledge while employed by any member of the Company.

6.	Employee Obligations.

6.1.Confirmation of Existing Restrictive Covenant Obligations. Employee expresses his continued agreement to comply with any and all confidentiality, non-competition, non-solicitation, and non-disparagement obligations under any laws or agreements entered into with the Company, including, but not limited to, those contained in the Employment Agreement, and acknowledges that Employee’s obligations under the Employment Agreement remains in full force and effect and, except as expressly provided in this Agreement, are not modified, satisfied or otherwise changed by this Agreement , despite the satisfaction of the Company’s obligations as described in this Agreement.

6.2.Condition and Obligation. In addition to being a condition to receiving the consideration provided under this Agreement, including continued salary during the transition period, Annual Incentive Payment, Severance Payment, Accelerated Vesting, Continued Vesting, and Continued Health Benefits, the

Exhibit 10.1

obligations of this Section 6 shall be a covenant and remain in full force and effect to the extent permitted by law until the conclusion of the Employee Obligations, and shall be enforceable by injunctive, legal and equitable relief as stated below.

6.3.Non-Disparagement. Employee further agrees not to make any disparaging, denigrating, demeaning, or untrue statements about the Company, or any of its present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries and benefit plans, and any successors and assigns of the foregoing successors and assigns. This Section does not apply to or in any way restrict or impede Employee from any communications with government agencies as stated above, or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.

Employee acknowledges that Employee has read this Section 6 carefully.

7.	Additional Representations and Agreements Regarding Employee Obligations.

7.1.Restrictions Reasonable. Except as modified above, Employee agrees his obligations stated in this Agreement are in addition to any other Employee Obligations. Employee hereby expressly ratifies as reasonable, necessary, and enforceable-and agrees to continue to comply with and perform-the Employee Obligations for the applicable duration of each such obligation.

7.2.Acknowledgment. Employee understands that the restrictions set forth in this Agreement and/or the Employment Agreement, including all Employee Obligations, may limit Employee’s ability to engage in certain activities during the applicable restricted period, if any, but acknowledges that Employee has been provided sufficient consideration or benefits under this Agreement, continued salary during the transition period, Annual Incentive Payment, Severance Payment, Accelerated Vesting, Continued Vesting, and Continued Health Benefits, to justify such restrictions. These restrictions are reasonable and necessary to protect the legitimate business interests of the Company based on the significant Confidential Information and goodwill of the Company that Employee has received and that Employee would inevitably use or disclose if he undertook the activities prohibited by these obligations.

7.3.Remedies. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement, including breach of any of the Employee Obligations, and the Company shall be entitled to enforce the Employee Obligations by specific performance and injunctive or other equitable relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for such breach, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Employee and Employee’s agents involved in such breach, forfeiture of continued salary during the transition period, Annual Incentive Payment, Severance Payment, Accelerated Vesting, Continued Vesting, and Continued Health Benefits, and any other consideration provided under this Agreement, and all remedies available to the Company pursuant to other agreements with Employee or under any applicable law.

7.4.Modification of Restrictions. It is expressly understood and agreed that the Company and Employee consider each of the restrictions and obligations contained or referenced in this Agreement, including all Employee Obligations, to be reasonable and necessary to protect the business of the Company. Nevertheless, if any of the restrictions in this Agreement are found by a court with jurisdiction to be unreasonable, or overly broad or otherwise unenforceable, the Parties intend for the restrictions in this Agreement to be modified by such court so as to be deemed reasonable and enforceable and, as so modified by such court, to be fully enforced.

7.5.Protected Disclosures. Notwithstanding the obligations stated in this Agreement, neither this Agreement nor any other agreement or policy of Company shall prohibit Employee from the following protected statements or disclosures: (i) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation

Exhibit 10.1

of law, or (ii) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (iii) disclosures of trade secrets by a plaintiff to his or her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order, or (iv) other actions protected as whistleblower activity under applicable law, or (v) as stated regarding the “Protected Agency Disclosures/ Participation” Section above. Employee is not required to notify Company of these allowed reports or disclosures.

Employee acknowledges that Employee has read this Section 7 carefully.

8.	Miscellaneous. This Agreement shall be subject to the following additional terms and conditions:

8.1. Modification/Severability. Should a court declare or determine any provision of this Agreement is unmodifiable and illegal or invalid, the validity of the remaining parts, terms, or provisions of this Agreement will not be affected, and any illegal or invalid part, term, or provision will no longer be part of this Agreement. However, the Parties agree that the court shall modify any term that can be modified or altered to be reasonable, valid, and enforceable.

8.2.Notices. The Company and Employee may deliver any notice required by the terms of this Agreement in writing. Any such notice shall be deemed received upon actual receipt, or, if deposited with a nationally recognized overnight courier for delivery, upon the first day that such courier attempts delivery. The notice shall be addressed to the Company at Attn: General Counsel, ION Geophysical Corporation, 2105 City West Blvd., Suite 100, Houston, Texas 77042 and to Employee at the address he most recently provided to the Company .

8.3.Entire Agreement. Employee represents and acknowledges that in executing this Agreement, Employee did not rely, and has not relied, on any oral or written representations, agreements, or communications by any of the Releasees, except as expressly contained in this Agreement. This Agreement , the Supplemental Release Agreement, the Employment Agreements, the RSA, Option Agreements, the SAR Agreements, and the Plan, constitute the entire contract between the Parties with respect to the subject matter covered. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the same subject matter; provided, however, that this Agreement does not replace or supersede or modify any existing obligation, under applicable law or agreement regarding confidentiality, fiduciary duties, non-disparagement, non-competition, unfair competition, non-solicitation, or non-disclosure. Employee acknowledges and understands that notwithstanding anything to the contrary in any of the agreements referenced above in this paragraph, Employee is not entitled to any other severance or separation benefits from Company not otherwise included in this Agreement. EMPLOYEE EXPRESSLY REPRESENTS AND ACKNOWLEDGES THAT ALL EMPLOYEE OBLIGATIONS REMAIN IN FULL FORCE AND EFFECT AND, EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT, ARE NOT MODIFIED, SATISFIED OR OTHERWISE CHANGED BY THIS AGREEMENT.

8.4.Governing Law, Venue, Jury Trial Waiver.

8.4.1.Coverage under Federal Arbitration Act. Employee and the Company recognize and agree that they are both engaged in interstate commerce and that their relationship involves interstate commerce and that, accordingly, the provisions of the Federal Arbitration Act, 9 U.S.C. §1 et seq., apply to this Agreement.

8.4.2..Agreement to Arbitrate. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including, without limitation, a request for a declaration of rights under this Agreement, or any other dispute relating in any way to Employee’s employment with the Company shall, except as otherwise prohibited by applicable law or as set forth in this Section, be adjudicated by binding arbitration administered by the American Arbitration Association (“AAA”). The arbitration shall be conducted

Exhibit 10.1

under the AAA Employment Arbitration Rules (the “Employment Arbitration Rules”), provided that the parties agree to use the fee schedule for the AAA’s Commercial Arbitration Rules and Mediation Procedures. For the avoidance of doubt, Employee agrees that Employee’s agreement to arbitrate under this Section includes any disputes, whenever they may arise, against the Company and its subsidiaries, as well as their respective officers, directors, shareholders, employees, or agents that arise from or are in any way connected with those individuals’ performance of duties on behalf of the Company or that arise from or are in any way connected with Employee’s employment with the Company (including, without limitation, any that arise from or are in any way connected with any agreement that grants or is alleged to grant any type of equity awards or cash-settled SARS awards). The parties acknowledge and agree that this agreement to arbitrate survives the termination of this Agreement and/or the termination of Employee’s employment. THE PARTIES UNDERSTAND THAT THIS MEANS THAT THEY EACH WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT.

8.4.3.Procedures for Arbitration and Powers of Arbitrator. Any request to arbitrate pursuant to this Agreement must be submitted in writing to the AAA within the timeframes provided by the statute of limitations applicable to the particular claims submitted. Any failure to timely request arbitration shall constitute a waiver of all rights to raise any claims in any forum arising out of any dispute that was subject to arbitration. The parties agree that the laws of Texas and the Fifth Circuit, including, without limitation, any applicable statutes of limitations, shall apply in the arbitration proceeding. In order to initiate arbitration pursuant to this Agreement, Employee or the Company shall file a Demand for Arbitration with the AAA in accordance with the Employment Arbitration Rules. Arbitration under this Agreement shall be by one arbitrator, who shall be selected by the procedures for selection set forth in the Employment Arbitration Rules. The location of the arbitration hearing shall be in Harris County, Texas or the immediate surrounding vicinity. Upon a showing by either party that such venue causes substantial expense or undue hardship, the arbitrator may fix the venue for the arbitration in such other venue as they may designate. Unless otherwise required by law or as set forth in a final arbitration award, the prevailing party shall be awarded attorneys’ fees, and the parties will share equally in the costs of the arbitration (e.g., the arbitrator’s fee). The arbitrator shall have those powers and duties authorized by applicable statute, the Employment Arbitration Rules, and listed below. Upon reaching a decision regarding the merits of the case, the arbitrator shall issue a concise written opinion that explains the legal and factual basis for the decision and/or award. The arbitrator shall have the sole and exclusive authority to decide questions regarding the enforceability of this Agreement, the arbitrability of a particular dispute, and the interpretation of terms of this Agreement or terms contained in the Employment Arbitration Rules. The arbitrator shall have the authority to grant specific performance and other injunctive or equitable relief. Either party shall have the right to apply to a court to obtain an injunction to enforce the provisions of this Section or to seek a temporary restraining order, preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this Section. However, the parties agree that, subject to the last sentence of this block paragraph, injunctive relief obtained from a court can be effective only for the duration of any arbitration proceeding, and that only the arbitrator has the authority to determine the merits of any claim or matter arising out of or relating to this Agreement or the relationship between the parties created by this Agreement. The parties agree that the arbitrator shall have the authority to determine his or her jurisdiction to hear any such claim or matter. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

8.4.4.Waiver of Jury Trial; Venue. In the event that any dispute between Employee and the Company Entities is not covered by the parties’ agreement to arbitrate under this Section, the parties each hereby waive, to the fullest extent permitted by law, any right to trial by jury of any such claim, demand, action, or cause of action. The parties to this Agreement each hereby agree and consent that any such claim, demand, action, or cause of action shall be decided by a court located in the state or federal courts located in Harris County, Texas, without a jury, and that such courts shall be the exclusive venue for any such dispute.

Exhibit 10.1

8.5.Remedies. Employee and the Company acknowledge and understand that if either of them breaches any term of this Agreement, the non-breaching party is permitted to seek injunctive or other equitable relief for any such breach due to the difficulty in ascertaining or obtaining adequate monetary relief, in addition to seeking any other remedies that may be available under law or equity, including actual or compensatory damages and the forfeiture of all amounts paid or the cessation of any payments owing under this Agreement.

8.6.No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

8.7.Alienation of Interest Forbidden. The interest of Employee under this Agreement or the benefits conveyed to Employee in this Agreement, may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits to Employee under this Agreement be liable for or subject to the debts, contracts, liabilities, engagements or torts of Employee, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

9.
Successors and Assigns. The Company’s obligations under this Agreement shall be binding upon the Company and its successors and assigns. The obligations of Employee under the Release are binding upon Employee, Employee’s executors, administrators, heirs, successors, representatives and assignees. The rights and other obligations of Employee under this Agreement are personal in nature and may not be assigned. (For the avoidance of doubt, if Employee dies after the Separation Date but before the two year anniversary thereof, then, provided prior thereto Employee complied with all of the Employee Obligations, and all terms of this Agreement, then his heirs at law shall be entitled to receive the unpaid portion of his Severance Payment, and, if the foregoing conditions are met, his wife shall also be entitled to continued health coverage till the two year anniversary of the Separation Date subject to the provisions of (and her compliance with) the provisions of Section 2.4 of this Agreement. The benefits of Employee’s obligations under this Agreement shall inure to the benefit of the Company and its successors and assigns, and Employee consents to the assignment of this Agreement by the Company, or by any member of the Company, as may be applicable.

9.1.Code Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the United States Internal Revenue Code and the rules and regulations promulgated thereunder (collectively, “Code Section 409A”), and this Agreement, the Employment Agreement, each RSA, Option Agreement, and the Plan, to the extent practicable, be construed in accordance therewith. To the extent there is any ambiguity in this Agreement as to its compliance with Code Section 409A, this Agreement shall be read to conform to the requirements of Code Section 409A, and the Company may, in its sole discretion, amend or replace this Agreement to cause this Agreement to comply with Code Section 409A. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any consideration provided under this Agreement except to the extent specifically permitted or required by Code Section 409A. Terms defined in this Agreement, the Employment Agreement, each RSA, Option Agreement, and the Plan, shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to Employee or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

9.2.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

9.3.Amendment and Modification. The terms of this Agreement may only be modified, amended, or terminated by separate written agreement executed by Employee, an executive officer of the Company, and an executive officer of the Company, except as otherwise provided in Section 8.1.

Exhibit 10.1

9.4.Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

[signature page follows]

Exhibit 10.1

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement effective as of the Effective Date.

ION GEOPHYSICAL CORPORATION		EMPLOYEE:

By:	/s/ Christopher T. Usher	Signature:	/s/ Steve Bate

Name:	Christopher T. Usher	Printed Name:	Steve Bate

Title:	President and CEO	Date:	January 3, 2020

Date:	January 3, 2020

[signature page to “Transition, Separation and Release Agreement”]

Exhibit 10.1

EXHIBIT A
SUPPLEMENTAL RELEASE AGREEMENT
This Supplemental Release Agreement (“Agreement”), is entered into by and between ION Geophysical Corporation and its affiliated companies, (collectively, the “Company”) and Steven Bate (“Employee”) as of the date upon which both Employee and the Company have executed this Agreement (“Effective Date”). Employee and the Company will be referred to as “Party” in the singular and “Parties” in the plural.
WHEREAS, Employee and the Company entered into that certain Transition, Separation Agreement and Release Agreement dated January 3, 2020 (the “Separation Agreement”) which provided that Employee would continue to work for the Company until June 30, 2020 (unless the Company in its sole discretion terminates Employee for Cause, as that term is defined in the Employment Agreement), and, provided that Employee timely executes this Agreement, pursuant to which Employee and the Company have agreed to certain payments and benefits, with the timing of such payments and benefits to be governed by the terms and conditions of the Separation Agreement. If Employee fails to timely execute this Agreement as provided in the Separation Agreement or revokes the release contained in this Agreement, Employee shall have no rights to the payments and benefits as described in the Separation Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below and in the Separation Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Employee Release. In consideration for the payments and benefits set forth in the Separation Agreement, as well as the other promises set forth in this Agreement, Employee, on behalf of Employee, Employee’s heirs and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company (as defined in the Separation Agreement) and its present and former affiliates, agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries and benefit plans, and any successors and assigns of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees, and all liabilities whatsoever, whether known or unknown, fixed or contingent, which Employee has, had, or may have against Releasees relating to or arising out of Employee’s employment or separation from employment with the Company, or any other matter that arises through the date that this Agreement is executed, including claims arising out of any contract between Employee and the Company (“Released Claims”). Employee agrees not to file a lawsuit to assert any such Released Claims and Employee agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative claim or lawsuit filed by any person or entity or governmental agency for a Released Claim, other than any award or relief under any Securities and Exchange Commission (“SEC”) program. Notwithstanding anything in the foregoing, this Agreement or any other agreement to the contrary, the Released Claims shall not include Employee’s rights to the payments and benefits promised by the Company to Employee under the Separation Agreement.

1.1.Employee understands that included in the Released Claims to the extent permitted by applicable law are claims at law or equity or sounding in contract (express or implied) or tort, claims (including claims for monetary damages or other injuries) arising under any federal, state, or local laws, of any jurisdiction, including laws that prohibit age, sex, race, national origin, color, disability, religion, veteran or any other form of discrimination, harassment, or retaliation (including the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, or the Rehabilitation Act), under the Family and Medical Leave Act, the Employee Retirement Income Security Act, or any other claim under any state or federal or other applicable law related to Employee’s employment with or termination from any member of the Company, or any other matter arising between Employee and the Company through the date that this Agreement is executed.

Exhibit 10.1

1.2.The Released Claims include any claims against the Company relating to any promise or agreement or policy or offer with the Company and any alleged entitlement to any form of compensation or benefit, including salary, commissions, vacation, payment of personal time off, annual or periodic incentives, bonuses, severance payments, reimbursements, benefits, restricted stock awards, restricted stock units, stock options, stock appreciation rights, and any other financial recovery against the Company or any Releasees. Further, the terms and provisions of this Agreement shall, to the extent permitted by applicable law, extend and apply to all unknown, unsuspected or unanticipated injuries or damages, claims growing out of any legal restrictions on the Company’s right to terminate its employees including any claims based on any violation of public policy or retaliation, or claims regarding any restrictions, scope or the Company’s right to fully enforce any of Employee’s Employee Obligations and/or Employee’s obligations under the Employment Agreement.

1.3.Nothing in this Agreement shall be construed as an attempt to waive or release any right or claim which: is not waivable as a matter of law, involves the consideration provided under this Agreement, arises after the date this Agreement is executed by Employee, involves any legal indemnification rights (if any exist) of Employee for acts or omissions occurring prior to the Separation Date, involves unemployment compensation benefits if Employee is otherwise qualified for such benefits under applicable law, involves any pending workers’ compensation claim (however Employee represents and acknowledges that he has no unfiled workers’ compensation claim or unreported injury) or any rights to payments or benefits that Employee has pursuant to or under the Separation Agreement.

1.4.Release of Age Discrimination Claims. Employee acknowledges the following:

1.4.1.This Agreement is written in a manner calculated to be understood by Employee, and Employee in fact understands the terms, conditions and effect of this Agreement.

1.4.2.This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act.

1.4.3.Employee does not waive rights or claims that may arise after the date this Agreement is executed by Employee.

1.4.4.Employee is waiving rights or claims in exchange for consideration which is in addition to anything of value to which Employee is already entitled.

1.4.5.Employee is advised to consult with an attorney prior to executing the Agreement.

1.4.6.Employee has twenty-one (21) days in which to consider this Agreement before accepting, but need not take that long if Employee does not wish to. Employee acknowledges that any decision to execute this Agreement before the twenty-one (21) days have expired was done so voluntarily, and not because of any fraud or coercion or improper conduct by Company.

1.4.7.This Agreement allows a period of seven (7) calendar days following execution of the Agreement during which Employee may revoke this Agreement (“Revocation Period”). If revoked, (i) this Agreement will be revoked in full and void ab initio, as if it had never been entered into; (ii) any opportunity to receive the consideration and benefits provided under the Separation Agreement shall terminate and be forfeited; and (iii) any Employee obligations of Employee under the Employment Agreement are unaffected and remain in full force and effect.

1.4.8.Employee fully understands all of the terms of this Agreement and knowingly and voluntarily enters into this Agreement.

1.4.9.Employee has been given this Agreement to consider on _________ ____, 2020 and any notice of acceptance or revocation must be made by Employee as specified in the Notices Section below on or before __________ ___, 2020, the date twenty-one (21) days after this Agreement was provided to Employee.

Exhibit 10.1

2.Protected Agency Disclosures/Participation. Employee understands and agrees that nothing in this Agreement shall be construed to prohibit Employee from making disclosures to, filing a charge or complaint with, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the SEC or any other federal, state or local governmental agency or commission. This Agreement does not impose any condition precedent (such as prior notice to the Company), any penalty, or any other restriction or limitation adversely affecting Employee’s rights regarding any governmental agency disclosure, report, claim or investigation. Further, Employee may disclose his wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages or other personal relief in any charge, complaint, or lawsuit that Employee has filed or might file or which might be filed on Employee’s behalf. The Company and Employee further understand and agree that nothing in this Agreement limits Employee’s right to receive an award for information provided to the SEC or under any of its programs.

3.No Admission. Employee understands and agrees that this Agreement shall not in any way be construed as an admission by any of the Releasees or by Employee of any unlawful or wrongful acts whatsoever against the other, or any other Person, and Employee specifically disclaims any liability to or wrongful acts against any of the Releasees, or any other Person, including those relating to or involving, directly or indirectly, Employee’s employment by the Company.

4.Miscellaneous. This Agreement shall be subject to the following additional terms and conditions:

4.1.Severability. Should a court declare or determine that any provision of this Agreement is unmodifiable and illegal or invalid, the validity of the remaining parts, terms or provisions of this Agreement will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Agreement. However, should any term be reformable or modifiable to be valid, the Parties agree that the court should so modify any such term.

4.2.Notices. The Company and Employee may deliver any notice required by the terms of this Agreement in writing. Any such notice shall be deemed received upon actual receipt, or, if deposited with a nationally recognized overnight courier for delivery, upon the first day that such courier attempts delivery. The notice shall be addressed to the Company at Attn: General Counsel, ION Geophysical Corporation, 2105 City West Blvd., Suite 100, Houston, Texas 77042 and to Employee at the address he most recently provided to the Company .

4.3.Entire Agreement. Employee represents and acknowledges that in executing this Agreement, Employee did not rely, and has not relied, on any oral or written representations, agreements, or communications by any of the Releasees, except as expressly contained in this Agreement. This Agreement, the Separation Agreement, the Employment Agreement, the RSA, Option Agreements, and the Plan, constitute the entire contract between the Parties with regard to the subject matter of this Agreement. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; provided, however, that this Agreement does not replace or supersede or modify any existing obligation, under applicable law or agreement regarding confidentiality, fiduciary duties, non-disparagement, non-competition, unfair competition, non-solicitation, or non-disclosure. EMPLOYEE EXPRESSLY REPRESENTS AND ACKNOWLEDGES THAT ALL EMPLOYEE OBLIGATIONS REMAIN IN FULL FORCE AND EFFECT AND, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ARE NOT MODIFIED, SATISFIED OR OTHERWISE CHANGED BY THIS AGREEMENT.

4.4.Governing Law/Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, United States of America. The Parties agree that any dispute concerning this Agreement or Employee’s employment with the Company shall be brought only in accordance with Section 8.4 of the Separation Agreement, which is incorporated herein and WHICH WAIVES TRIAL BY JURY AND REQUIRES ARBITRATION OF DISPUTES.

Exhibit 10.1

4.5.Remedies. Employee and the Company acknowledge and understand that if either of them breaches any term of this Agreement, the non-breaching party is permitted to seek injunctive or other equitable relief for any such breach due to the difficulty in ascertaining or obtaining adequate monetary relief, in addition to seeking any other remedies that may be available under law or equity, including actual or compensatory damages and the forfeiture of all amounts paid or the cessation of any payments owing under this Agreement.

4.6.No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

4.7.Successors and Assigns. The Company’s obligations under this Agreement shall be binding upon the Company and its successors and assigns. The obligations of Employee under the Release are binding upon Employee, Employee’s executors, administrators, heirs, successors, representatives and assignees. The rights and other obligations of Employee under this Agreement are personal in nature and may not be assigned. The benefits of Employee’s obligations under this Agreement shall inure to the benefit of the Company and its successors and assigns, and Employee consents to the assignment of this Agreement by the Company, or by any member of the Company, as may be applicable.

4.8.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

4.9.Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

[signature page follows]

Exhibit 10.1

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement effective as of the Effective Date.

ION GEOPHYSICAL CORPORATION	EMPLOYEE:

By:	Signature:

Name:	Printed Name:

Title:	Date:

Date:

[signature page to “Supplemental Release Agreement”]